Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-73148) pertaining to the Starcraft Automotive Corporation 401(k) Profit Sharing Plan and Trust, in the Registration Statement (Form S-8 No. 33-70030) pertaining to the Starcraft Automotive Corporation Stock Incentive Plan, and in the Registration Statement (Form S-8 No. 333-28247) pertaining to the Starcraft Corporation 1997 Stock Incentive Plan of our report dated January 12, 1998, with respect to the consolidated financial statements of Starcraft Corporation and Subsidiaries included in this Annual Report (Form 10-K) for the year ended September 28, 1997.


                              /s/Ernst & Young LLP


Fort Wayne, Indiana
December 21, 1999